Exhibit 99.1

News Release

Date:	January 5, 2016 12:00pm EST
From:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. | 812-663-6734

MainSource Hires Karen Woods as EVP, Corporate Counsel & Chief Risk Officer

Archie M. Brown, President and CEO of MainSource Financial Group, Inc., announced today that Karen Woods joined the Company as Executive Vice President, Corporate Counsel and Chief Risk Officer.  She will oversee all regulatory matters for the Company including compliance and audit functions, loan review, information security as well as all legal matters.  Ms. Woods assumed her new role on January 4, 2016.

Ms. Woods has been a practicing attorney for more than 20 years, most recently serving as Partner with the Indianapolis-based law firm of Krieg DeVault LLP.  During her tenure as a corporate attorney, she represented financial institutions and corporate clients with respect to mergers and acquisitions, securities and general corporate matters.  In addition, she has experience with both public and private offerings of securities, business formation and bank regulatory matters.  Ms. Woods has represented MainSource Financial Group as outside corporate council for more than 11 years prior to becoming an employee.

“MainSource is proud to have Ms. Woods join our team as an executive officer,” said Brown. “Karen’s knowledge of the law combined with many years of expertise in representing the financial services industry provides an excellent background to begin a career in banking.  She has provided MainSource with excellent legal counsel for more than 10 years, and we are confident that she will provide the proper oversight and diligence necessary in today’s regulatory environment.”

Ms. Woods received her Bachelor of Arts degree in Political Science and Government from the University of Michigan and her Juris Doctorate from the Indiana University’s Robert H. McKinney School of Law. She also has a Masters of Health Administration from Indiana University’s School of Public and Environmental Affairs.  She currently resides in Indianapolis, Indiana with her husband, Ron, and their two children.

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $3.3 billion. The Company operates 85 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

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MainSource Financial Group, 2105 North State Road 3 Bypass, Greensburg, IN  47240